EXHIBIT 99.2

AGREEMENT

THIS AGREEMENT, dated of as July 1, 2008, by and between ZVUE CORPORATION, a Delaware corporation (“Company”), YA GLOBAL INVESTMENTS, L.P. (the “Buyer”). All capitalized terms used herein shall have the respective meanings assigned thereto in the Transaction Documents (as defined below) unless otherwise defined herein or on Schedule A.

W I T N E S S E T H:

WHEREAS, Company and YA Global have entered into certain financing arrangements set forth on Schedule A attached hereto and referred to herein as the “Transaction Documents” pursuant to which, the Buyers hold the following secured convertible debenture (the “Debenture”):

Issuance Date	Debenture Number	Original Principal Amount	Outstanding Principal Amount	Accrued and Unpaid Interest (as of June 30, 2008)
October 31, 2007	ZVUE-1-1	$23,000,000	$20,529,156	$256,743

WHEREAS, among other agreements, the parties desire that the Company shall make a lump sum cash redemption under the Debenture in the amount of $1,500,000 and the Buyer shall defer the payment of the July, August & September 2008 monthly Installment Amounts and agree to certain trading restrictions.

WHEREAS, the Company is desirous of exploring opportunities for the sale or disposition of certain assets or businesses subject to Liens of Buyer, and seeks Buyer’s consent to the sales, subject to certain conditions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and the respective agreements, warranties and covenants contained herein, the parties hereto agree, covenant and warrant as follows:

1.	Payments Pursuant to the Debenture.

a.
June 2008 Installment Payment. The Company has issued shares as partial payment for the June 2, 2008 Installment Amount and the Buyer hereby defers to the Maturity Date the payment of remaining principal amount of the June 2, 2008 Installment Amount (which amount is approximately $84,712 of principal). The Buyer agrees to settle these payments as described in section 1(b) below.

b.
Cash Payment. On the date hereof, the Company shall make, and the Buyer shall accept, a payment of $1,500,000 owed under the Debenture by wire transfer of immediately available funds to the following bank:

Bank Name: Wachovia Bank Downtown Financial Center 101 Hudson Street, NJ1022 Jersey City NJ 07302 Telephone# 201-413-6607	ABA/Routing# 031 201 467 Account# 2000018639380 Account Name: YA Global Investments, L.P.

The Company shall be permitted to make such payment with the funds on deposit in the segregated Deposit Account established pursuant to Section 4(q) of the Securities Purchase Agreement. Such payment shall be applied first as a reduction of the accrued and unpaid interest of $256,743 as of June 30, 2008, then as payment of the outstanding principal amount of $1,130,233 and then payment of the Redemption Premium of $113,023. After such payment is made, the requirements set forth in Section 4(q) of the Securities Purchase Agreement shall terminate.

c.
Future Installment Payments. Solely in connection with the July, August, and September 2008 Installment Dates (the “Deferred Installment Dates”), the Buyer agrees that it shall defer the payment, in full, of such deferred Installment Amounts (both Principal and Interest) on the Deferred Installment Dates, provided however, the Company shall have the option, with the prior consent of the Buyer, to pay the deferred Installment Amount (or portion thereof) on any of the Deferred Installment Dates by making a Company Conversion (if eligible under the Convertible Debenture) in stock in accordance with the Debenture, to the extent that such Company Conversion does not cause an Equity Conditions Failure, or otherwise violate the terms of the Debenture. For clarity, the Company shall resume making monthly payments of the Installment amount on the first business day of October 2008 and pay Installment amounts each month thereafter until the Maturity Date.

d.
For the purposes of this Agreement, the “Effective Period” shall mean the period commencing on the date hereof and ending on September 30, 2008, so long as there is not at the time of determination any existing and continuing Event of Default not cured.

2.	Restrictions on Selling Shares of Common Stock.

a.
The Buyer agrees that at all times during the Effective Period, the Buyer, and its affiliates shall not, without the prior consent of the Company, on any Trading Day (i) sell any shares of Common Stock at prices less than $0.30 per share, or (ii) sell shares of Common Stock in excess of 18% of the aggregate daily trading volume of the Common Stock for such Trading Day at prices of greater than or equal to $0.30 but less than $0.50 (the “Trading Limitation”), provided however, that there shall be no Trading Limitation on sales of Common Stock at prices of greater than or equal to $0.50 per share. In the event that the Buyer materially breaches the Trading Limitation (which for the purposes hereof shall mean the sale of more than 250,000 shares), the payment of the October 2008 Installment amount shall automatically be deferred to the Maturity Date and the term “Effective Period” shall be extended to October 31, 2008; if Buyer sells more than one million (1,000,000) shares over the allowable Trading Limit but less than two million (2,000,000) shares, the payment of the November 2008 Installment amount shall automatically be deferred to the Maturity Date and the term “Effective Period” shall be extended to November 30, 2008; and if the Buyer sells more than two million (2,000,000) shares over the allowable Trading Limit, the payment of the December 2008 Installment amount shall automatically be deferred to the Maturity Date and the term “Effective Period” shall be extended to December 31, 2008.

b.
The Company represents, warranties and confirms that Carl Page, Eric Bauman, and Neil Bauman are subject to the Company’s Insider Trading Policy which restricts trading in the Company’s common stock as well as the Lock-Up Agreement executed as part of the sale transaction completed in November 2007 and that these agreements will be in place for at least as long as the Buyer is subject to the Trading Limitation.

3.	Other Agreements.

a.
For the purposes of clarity, the parties agree that for the purposes of Section 8(i) of the Debenture, the Company shall not subdivide outstanding shares of Common Stock into a larger number of shares of Common Stock or combine (by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares without the prior written consent of the Buyer. Nothing herein shall be implied to limit or waive any provisions of such Section 8(i).

b.
The Company hereby acknowledges and agrees that any default or Event of Default under this Agreement or under any Transaction Document shall constitute an Event of Default under each other Transaction Document.

c.
Company desires to seek indications of interest and a buyer for the sale or disposition of certain assets or businesses (including by way of sale leaseback or equipment financing (the “Sale”). In connection with the Sale, the Buyer shall consent to the Sale and shall, contemporaneously with the consummation of the Sale, release any and all security interests of the Buyer in the assets of the Company that are subject to the Sale, provided, however, that the foregoing is subject to, and contingent upon, among other things, the satisfaction of each of the following conditions:

i.	the Company receives from the purchaser, at the closing of the Sale no less than $2,000,000 in unrestricted, net cash proceeds (the “Cash Proceeds”),

ii.	the Sale is approved by a majority of the independent directors of the Company disinterested in the Sale,

iii.
the Board of Directors is advised and receives a “fairness opinion” from a reputable firm that the transaction is fair to the shareholders from a financial point of view in the event of any related party transaction,

iv.
Simultaneous with the Sale, Buyer shall have a valid first priority, perfected security interest in all of the Cash Proceeds pursuant to an Account Control Agreement (as defined in the Transaction Documents), and in any promissory notes (“Note”) received as part of the consideration of the Sale, and an assignment of any collateral the Company’s receives as security for any such Note,

v.
contemporaneously with the closing of the Sale, the Note, if required, shall be secured by all of the purchased assets of the purchaser acquired from the Company pursuant to a security agreement in a form acceptable to Buyer, in its sole discretion,

vi.	unless extended, an agreement providing for the Sale is executed before the expiration of the Effective Period, and

vii.	the other terms and conditions of the Sale and the final documentation are reasonably acceptable to the Buyer in all respects, as determined by the Buyer in its sole discretion.

d.	The following amendments shall be made to the Security Agreement:

i.	Section 7.3(vi) of (the definition of “Permitted Indebtedness”) of the Security Agreement between the Company and the Buyer is hereby deleted and replaced as follows:

7.3(vi) purchase order financing of inventory and letters of credit (in each case incurred after the date hereof) issued for the account of the Company or any of its subsidiaries and with respect to the letters of credit for the sole purpose of securing the delivery of newly purchased inventory of the Company or its subsidiaries incurred in the ordinary course of business so long as the aggregate face amount of all such purchase order financing and letters of credit do not exceed $2,500,000 at any one time, provided, however, that the purchase order financing is either unsecured or secured solely against the inventory being purchased with the purchase order financing or the letters of credit and the associated accounts receivable, but not against any other Pledged Property.  For the purposes of this section, any security interest against the inventory or accounts receivable that is subject to the purchase order financing or letters of credit posted to purchase such inventory permitted under Sections 7.3(vi) and 4.2(13) will be senior in priority to the Lien of the Secured Party.

ii.	Section 4.2 of the Security Agreement shall be amended to add the following as part of the definition of “Permitted Liens:”

(13) security interests granted in the inventory or accounts receivable used to secure purchase order financing or letters of credit solely as permitted under section 7.3(vi) of the Security Agreement, provided that no portion of the Pledged Property that is not subject to Section 7.3(vi) is used, pledged, or paid towards the purchase of such inventory

e.
The Buyer has not waived, is not by this Agreement waiving, and has no intentions of waiving, any Events of Default which may be continuing on the date hereof or any Events of Default which may occur after the date hereof, and the Buyer reserves the right, in its discretion, to exercise any or all of its rights and remedies under the Transaction Documents as a result of any Events of Default which may be continuing on the date hereof or any Event of Default which may occur after the date hereof. Buyer acknowledges that as of the date hereof, after giving effect to this Agreement, it is not aware of any breaches or defaults by the Company or any of the Subsidiaries under any of the Transaction Documents.

f.
The Company acknowledges and agrees that nothing contained in this Agreement is intended to be, nor shall be construed as, an agreement by the Buyer to release of any liens granted to the Buyer pursuant to the Transaction Documents, or to otherwise modify or amend the terms and conditions of the Transaction Documents to accommodate a Sale.

g.
Further Assurances. The Company and Buyer hereby agree from time to time, as and when requested by the other Party, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements, including secretary’s certificates, stock powers and irrevocable transfer agent instructions, and to take or cause to be taken such further or other action, as the requesting Party may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Sale, the Note (as amended hereby on the date hereof and as may be further amended hereby) and the other Transaction Documents.

h.	The Company shall publicly disclose this Agreement within 4 Business Days of the date hereof.

4.	PROVISIONS OF GENERAL APPLICATION

a.
Effect of this Agreement. Except as modified pursuant hereto, no other changes or modifications to the Transaction Documents are intended or implied and in all other respects the Transaction Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Agreement and the other Transaction Documents, the terms of this Agreement shall control.

b.
Governing Law. This Agreement shall be interpreted according to the laws of the State of New York and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Any notices, demands, consents, other writings or communications permitted or required by this Agreement shall be given in the manner and to the address as set forth in the Transaction Documents.

c.
Mutual Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES’ ACCEPTANCE OF THIS AGREEMENT.

[SIGNATURE PAGE IMMEDIATELY TO FOLLOW]

IN WITNESS WHEREOF, this Agreement is executed and delivered as of the day and year first above written.

ZVUE Corporation

By: /s/ Jeff Oscodar
Name: Jeff Oscodar
Title: President & Chief Executive Officer

YA Global Investments, L.P.

By: Yorkville Advisors, LLC
Its: Investment Manager

By: /s/ Mark Angelo
Name: Mark Angelo
Title: Portfolio Manager